CERTIFICATE OF AMENDMENT

               TO THE ARTICLES OF INCORPORATION OF

                  SPORTSMAN'S WHOLESALE COMPANY



          David N. Nemelka, sole officer and director of Sportsman's Wholesale Company, a Nevada corporation (the "Corporation"), does hereby certify:
                                I
          Pursuant to Section 78.390 of the Nevada Revised Statutes, the Articles of Incorporation of the Corporation shall be amended as follows:
          The name of the corporation is "Cetalon Corporation."
                                II
          The foregoing amendment was adopted by Unanimous Consent of the Board of Directors pursuant to Section 78.315 of the Nevada Revised Statutes, and by Consent of Majority Stockholder pursuant to Section 78.320 of the Nevada Revised Statutes.
                               III
          The number of shares entitled to vote on the amendment was 26,565,600.
                                IV
          The number of shares voted in favor of the amendment was 23,950,000, with none opposing and none abstaining.

                              /S/David N. Nemelka
                              --------------------------------------
                              David N. Nemelka, President, Secretary
                              and Sole Director

STATE OF UTAH       )
                    )  ss
COUNTY OF UTAH      )

          On the 12th day of March, 2001, personally appeared before me, a Notary Public, David N. Nemelka, who acknowledged that he is the President, Secretary and sole Director of Sportsman's Wholesale Company, and that he is authorized to and did execute the above instrument.

                         /s/Sheryl Ross
                              __________________________________________
                              NOTARY PUBLIC

     (Notary Seal)